Exhibit 10.1

     801 W. Adam Street
6th floor
Chicago, IL 60661
July 17, 2013

David Mecklenburger
1180 Hilary Ln
Highland Park, IL 60035

Dear David:

It is a pleasure to formally ask you to accept a promotion to serve as the Chief Financial Officer of Professional Diversity Network, Inc. (the “Company”).  You will report to the Chief Executive Officer of the Company and shall have the responsibilities described in the Company’s Bylaws and all such further powers and perform all such further duties as are customarily and usually  commensurate with your position.

The gross annualized salary for this position is $150,000, paid in substantially equal monthly or more frequent installments in accordance with the Company’s normal and customary payroll practices.  The Company’s Board of Directors (the “Board”) may review and further adjust your salary from time to time in its sole and absolute discretion.

The Company shall reimburse you for all reasonable business expenses properly incurred by you in the ordinary course of performing your duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses).

The Company will provide or offer for your participation such benefits (other than life insurance, bonus, incentive compensation, pension, profit sharing, equity participation and severance benefits) as are generally provided or offered by the Company to its other senior executive employees, including, without limitation, health/major medical insurance, life insurance, disability insurance and welfare benefits, sick days and other fringe benefits (collectively, “Benefits”), if and to the extent that you are eligible to participate in accordance with the terms of the applicable Benefit plan or program generally and subject to any required contributions.

You shall be eligible for an annual bonus based upon the financial results achieved by the Company for the fiscal year. The amount of such bonus, if any, and the manner in which it is paid shall be determined in the sole and absolute discretion of the Board (or the Compensation Committee of the Board).

All salary, bonus and other compensation described in this letter shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

The Company shall have the right to offset any amounts due from you to the Company against any amounts owed by the Company to you under this letter. Compensation payable to you shall be subject to applicable securities rules and Company policies regarding recapture or claw back, and you shall reimburse the Company any amount previously paid that is subject to such recapture or claw back provision.

You will be eligible to take up to fifteen (15) vacation days per year, subject to the Company's vacation accrual practices.  If you have questions about benefits or the vacation accrual schedule, please do not hesitate to contact me.

Our employee benefit programs, bonus programs and policies are reviewed from time to time.  Therefore, our programs and policies may be modified, amended or terminated at any time.  Additional information about the Company’s policies is contained in our Employee Handbook, which you will receive.

As a condition of your promotion to Chief Financial Officer, you are required to execute the attached "Confidentiality, Assignment of Inventions, Non-Solicitation and Non-Competition Agreement."

You currently serve the Company as its Vice President of Finance.  If you accept our offer of promotion to Chief Financial Officer, you will continue to be an “employee at will” unless or until we may otherwise agree in a writing signed by the Chief Executive Officer of the Company.  This gives us both maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason.  As an at will employee, either you or the Company has the right to terminate employment without notice at any time and/or any reason.

By accepting this offer of a promotion to Chief Financial Officer and continued at-will employment, you acknowledge that you have not been made any promises or commitments to induce you to accept employment with the Company other than as set forth in this letter.  You further acknowledge that your position with the Company will not conflict with any contractual obligations between you and any of your previous employers and that you will not engage in any activities on behalf of the Company that would conflict with any such obligations.  Finally, you must not disclose or use any confidential information or trade secrets owned by a previous employer or any other third-party.

We are delighted that you are becoming the Chief Financial Officer of Professional Diversity Network, Inc. and are confident that you will play a significant role in developing our future success.  In the meantime, should you have any questions regarding your employment, please do not hesitate to contact me.

Yours sincerely,

For and on behalf of Professional Diversity Network, Inc.

/s/ Rudy Martinez
Rudy Martinez, Executive Vice President

Attachment

Accepted by:

/s/ David Mecklenburger	Date: July 17, 2013
David Mecklenburger